EXHIBIT 99.1


           FOR IMMEDIATE RELEASE

           LEXINGTON PRECISION COMMENCES EXCHANGE OFFER FOR SENIOR 12 3/4% SUBORDINATED NOTES

           NEW YORK, August 6, 2001 - Lexington Precision Corporation (LEXP -
           OTC) announced today that it has commenced an offer to registered holders, as of August 2, 2001, of its 12 3/4% Senior Subordinated Notes, which matured on February 1, 2000 (the "Old Notes"), to exchange new Increasing Rate Senior Subordinated Notes (the "New Notes") for the Old Notes. The exchange offer, which commenced today, will expire at 12 midnight, New York City time, on September 4, 2001, unless extended by the company.

           The outstanding principal balance of the Old Notes is $27,412,000. Interest on the Old Notes has not been paid since August 1, 1999.

           The New Notes would mature on December 31, 2004, and pay interest quarterly, on each March 31, June 30, September 30, and December 31, at the rate of 14% per annum for the period from the date the exchange offer is consummated to December 31, 2001, and 15% per annum thereafter. The New Notes would have financial covenants that are more restrictive than the financial covenants in the Old Notes. Pursuant to the exchange offer, the company would issue additional New Notes in satisfaction of accrued and unpaid interest on tendered Old Notes for the period from August 1, 1999, through the day before the date the exchange offer is consummated.

           Each tendering holder will receive, for each $1,000 principal amount of Old Notes that the holder tenders in the exchange offer: a cash participation fee of $30, warrants to purchase 5.45 shares of the company's common stock, and New Notes in a principal amount equal to the sum of $1,000 plus the accrued interest on that holder's Old Notes from August 1, 1999, through the day before the date the exchange offer is consummated. The participation fee will be paid to the tendering holder in three equal installments: one-third on the date the exchange offer is consummated; one-third on September 30, 2001; and one-third on December 31. 2001.

           Each warrant will entitle the holder to purchase one share of common stock at a price of $2.273 per share on or prior to December 31, 2004. If all of the Old Notes are tendered for exchange, the company would issue warrants to purchase 149,396 shares of common stock; there are currently 4,828,036 shares of common stock outstanding.

           The exchange offer is subject to, among other things, the valid tender in the exchange offer of not less than 99% of the Old Notes. The terms of the New Notes and the exchange offer are the result of negotiations with the four largest holders of the Old Notes, who hold, in the aggregate, 74.7% of the outstanding Old Notes. Each of these holders has advised the company that it will tender its Old Notes in the exchange offer.

           The company's ability to complete the exchange offer is also contingent upon its ability to (1) reach agreement with the holder of its senior, unsecured note on an extension of the maturity date of that note, (2) reach agreement with certain of its trade creditors on extensions of certain of its past-due accounts payable, and (3) reach agreement with its senior, secured lenders on amendments to the terms of its financing arrangements, or negotiate senior secured financing arrangements with other lenders, that provide the company with adequate financing to operate its business and meet its rescheduled debt payments. Although the company is holding discussions with these various creditors, there can be no assurance that it will be successful.

           If the minimum required tenders are obtained and the exchange offer is consummated, the company will pay holders of Old Notes who do not tender their Old Notes in the exchange offer the full principal of and accrued interest on their Old Notes. The maximum amount that can be paid to holders who do not tender is $274,000 plus accrued interest thereon.

           Wilmington Trust Company is acting as the tabulating agent, depositary and exchange agent for the exchange offer. Holders who wish to tender their Old Notes may do so using The Depository Trust Company's automated tender offer program ("ATOP") procedures. Instructions regarding use of the ATOP procedures as well as the detailed terms and conditions of the exchange offer are set forth in the offering circular, which will be distributed to the holders of the Old Notes within the next several days. The company has the right to extend, amend, or terminate the exchange offer.

           Lexington Precision Corporation manufactures rubber and metal components that are used primarily by manufacturers of automobiles, automotive replacement parts, and medical devices.

           Contact: Warren Delano, President (212) 319-4657


                                      -2-